DOLLAR FINANCIAL GROUP
                                                        Moderator:  Don Gayhardt
                                                 February 6, 2004/10:30 a.m. CST







                             DOLLAR FINANCIAL GROUP

                                February 6, 2004
                                 10:30 a.m. CST



Coordinator        Hello, and welcome to Dollar Financial Group's second-quarter operating results conference call. All participants will be able to listen only until the question-and-answer session of the call. At the request of Dollar Financial Group, today's conference call is being recorded. Joining us today from Dollar Financial Group are Mr. Jeffrey Weiss, Chairman and
                   Chief Executive Officer; and Mr. Don Gayhardt, President. Mr.
                   Gayhardt, you may begin.

D.Gayhardt         Great,  thank you. Good morning,  everybody.  Before we begin our second-quarter operating results conference call, I'd like to remind you that the remarks made during this conference call about future expectations, trends, plans, forecasts and performance for Dollar Financial Group, Inc., and its markets are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
                   1995. These forward-looking statements reflect our current beliefs, estimates and expectations that involve a number of risks and uncertainties. Listeners are cautioned that these forward-looking statements may differ materially from actual future events or performance, and are advised not to place undue reliance on any forward-looking statements, which speak only as of the date of this call.

                   Factors that could affect results are outlined in our press released dated February 3rd, and a more thorough listing of risk factors is discussed in our annual report on Form 10-K. With that, I will turn it over to Jeff for some introductory remarks before we get into the numbers.

J.Weiss Thanks, Don. Good morning, everyone. We were very pleased with the last-quarter revenue, and earnings were absolutely in conformity with our expectations. I'm pleased to report

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                   that   the  full   completion   of  our   consolidation   and
                   restructuring  of  certain   back-office  and  other  support
                   activities into our Canadian office has been accomplished, virtually without a hitch. We think that we are poised for the full utilization of those efficiencies going forward; and with that, I would like to turn the meeting over to Don to talk in more specifics about our results.

D.Gayhardt         Just a quick technical point: In addition to filing quarterly and annual statements for Dollar Financial Group, Inc., the issuer of our 9.75% senior notes, we're now also filing separate SEC statements for Dollar's parent, DFG Holdings, Inc.; but the comments that I'll make about the numbers reflect those numbers which are outlined in the Dollar
                   Financial Group, Inc., 10-Q. There's very little difference between Group and Holdings, and I'll be happy to get into that if anybody had any questions. But again, my comments will reflect the Group financial statements.

                   As Jeff mentioned, our December quarter was very strong, and gave continued evidence to the growth of our business and the profitability improvement strategies that we put in place during calendar 2003, so I'd like to expand on some of the highlights that we outlined in the press release; offer a few detailed comments about the financial statements; and then finally, provide some updated revenue and earnings guidance for the balance of fiscal 2004.

                   In terms of revenue growth, our domestic check-cashing business continued to show year-over-year and sequential improvements as the domestic economic improvements are beginning to translate into improved trends in our U.S. Money Mart locations. I think I just, before I came in here, I was reading the jobs report that came out this morning, and one of the things that is mentioned in there is not only that the number of jobs is increasing, although it's debatable whether it's meeting everybody's expectations, but the number of hours worked per week, both in service economy and manufacturing economy is increasing.

                   Also one of the things that's being questioned is the significant number of outside contractor jobs and independent contractor jobs, and the influence that's having on economic growth; and all of those, in effect, service sector economy, contractors, independent contractors, make up a significant part of our customer base domestically. We're seeing improved results there. Together with this good performance, and good performance from our international subsidiaries, total check-cashing revenue increased 10.9% in the December quarter, over the December 2002 quarter.

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                   Our March quarter,  the quarter we're in now, during which we cash both income tax refund checks and act as an agent for income tax preparation, has started off in a very positive fashion as well. Our loan business was solid in all three countries, and improved credit losses contributed to a 17.9% increase in total loan revenue over the comparable 2002 period. Money transfer and other revenues also posted solid gains.

                   The good performance of our international operations was aided by stronger foreign currencies, which improved total revenue growth by $4 million for the quarter, and $6.6 million for the six-month period ending December 31, 2003. We ended the quarter with exactly 1,100 stores, including 628 company-owned locations. During the quarter, we opened three new company stores and added 17 franchisees in merchant processing locations.

                   As I mentioned, our loan revenue increased about 18% in the quarter. Our company-funded loan volume increased 10.2%, although our company-funded U.S. volume declined from $27.3 million to $16 million. This decline was a result of our switch made in February of 2003 of our California locations from a company-funded program to our First Bank of Delaware agency origination program. So while this switch reduced company-funded originations, it helped to increase servicing revenue, which is all generated in the U.S., from $9.9 million to $11.9 million. That's from December '02 to December '03.

                   Net write-offs on company-funded origination has declined from 2.9% to 2.1%, and the loss rate on our service portfolio also declined. We're very pleased not only with our credit/loss, performance, but with the overall economy improving, and virtual across-the-board improvements in delinquencies and credit performance in virtually all non-prime businesses that we follow, we're increasing the look to grow our overall loan volume, and we'll be focusing many of our marketing and customer acquisition activities and generating new loan business between now and the end of the fiscal year.

                   Our operating margins showed substantial improvement. Store operating margin, which we define as total revenue less store and regional expenses--salaries, occupancy, depreciation - rose from 32.9% to 34.6% for the quarter, and from 31.9% to 33.9% for the six months. As we mentioned in our press release, our adjusted EBITDA margin rose from 21.5% to 24.9% during the December quarter over the comparable '02 quarter.

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                   Our corporate expenses decreased approximately $612,000, from
                   $7.7 million in the December '02 quarter, to $7.1 million in the '03 quarter. I should note that this number is a bit
                   short  of  the   million-dollar   quarterly  target  that  we
                   discussed as part of our restructuring discussions. Two reasons there: one is the Canadian dollar has strengthened, so as we move functions to Canada, we're not getting quite the same cost-savings benefit as when we outlined the restructuring. We also included in our corporate numbers our increased numbers for incentive compensation. Really, that's
                   based  on  above-plan  EBITDA   performance  in  all  of  our
                   businesses. Virtually everybody at every level of the company is on an EBITDA-based bonus program, and virtually all of our business units in every country were hitting those numbers, so we're seeing some increased incentive comp.

                   Just a couple of quick notes: Our December quarter had a $7.2 million charge for the call premiums and the write-off of deferred financing costs related to the November refinancing; but we also had significantly reduced store closing and other restructuring costs. The $121,000 of store closing and other restructuring costs that you see in December was primarily remaining lease liabilities from closed offices and stores.

                   Again, we've talked about this before, but accounting for restructuring has changed, and the rules no longer allow you to take large one-time charges, so the expenses are effectively reported on kind of a pay-as-you-go basis; so as the leases run out, we continue to record those in the period in which they run out.

                   A quick note about taxes: as we discussed, when we did our recent bond offering beginning with our March quarter, our effective cash tax payment rate will decline substantially, to the mid-40's as a result of the elimination of the double taxation on foreign earnings, resulting from the now-released foreign guarantees. The provided rate will stay higher than that for the balance of the year, but then effective July 1 of '04, the provided rate in the P&L will also decline to the mid-40's.

                   In addition to the lower rates, we also have approximately $13.1 million of net operating loss carry-back and carry-forwards available; $3.8 million is available to carry-back, and is included in our income taxes receivable on our balance sheet; the remaining $9.3 million is available as a carry-forward. Most of this NOL was created when we used a portion of the recent offering to repay DFG Holdings', HoldCo Zero's, and the related accrued but unpaid interest on those notes, and that interest created a large tax deduction which we can use for NOL's.

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                   On our balance sheet,  I'd point out our cash number of $70.9 million includes approximately $1.3 million of excess or non-cash inventory. We sweep everything to the revolver, and now that we have significantly lower revolver needs, what is remaining spills over into an excess cash account.

                   As of December 31, we had no borrowings outstanding on our $55 million U.S. revolver, or $5.4 million Canadian revolver, or our $6.2 U.K. revolver. During the December quarter, our peak revolving borrowings as of any given day were approximately $15 million, and we hit that one day. That $15 (million) was one day during the quarter.

                   For the six months ending December 31, we had capital expenditures of approximately $3.2 million, and expect to spend between seven and $8 million in capital for the full year.

                   I'll talk quickly about new products and acquisitions. We've talked about this before, but in terms of new products, we're excited about the progress we've made in two areas. The first is cards. We've introduced loyalty and reloadable debit cards in our U.S. and Canadian stores, and we're very, very pleased with the results to date. Our loyalty cards, which include a digitized picture of our customer that we create at the store level was introduced in October in the U.S., and we've already sold just about 100,000 cards in our U.S. stores. These cards could be used to drive discounts and premiums based upon repeat business.

                   The reloadable debit card is being rolled out in Ohio and California first, and will be available in all of our stores by the summer. This card gives us the flexibility to offer customers everything from a periodic cash-loading feature to direct deposit of payroll funds. A MasterCard product is also being rolled out in our Canadian locations, and we're planning the introduction of a similar card in the U.K.

                   We're also very, very pleased with the early performance - I know on our last call, we mentioned we were in the planning stages and the technical development stages for something we call our easyTax product in Canada. It's a tax-refund advance, which uses new technology that allows an automated feed from Revenue Canada, which allows us to give a customer a tax refund in a matter of minutes, versus kind of one to three days for a tax refund from conventional tax prep outlets in Canada.

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                   The Canadian tax season runs from  February 1st to April 1st.
                   We ran a limited test of this product in some of our stores last year in Canada, but with the tax season kicking off there, we're seeing terrific early results from that, and we're very pleased and optimistic about the potential for this.

                   Our new product development is being driven by an international business development effort, and leveraging international business development effort, and I think it's terrific evidence, the fact that the back-office realignment and the cost reduction measures we took last year haven't harmed our ability to be an aggressive company really focused on the evolving needs of customers in all three countries.

                   I think finally, in terms of new products and new initiatives, we're actively in development of a franchising program in the U.S., and we look forward to talking to you more about developments in the franchising area over the next couple of quarters.

                   As we discussed, in terms of acquisitions, as I think we've talked about with many of you, we continue to look for small, well-managed, attractively-priced acquisitions, chains that are contiguous to existing markets. We don't have anything specific to report today, but we do believe the market is by and large still a buyer's market, and we're evaluating a number of interesting potential transactions. Again, small, strategically, geographically interesting targets that are accretive from a leverage and value standpoint.

                   Finally, I'd like to give you a quick update on our financial guidance for the remainder of the fiscal year ending June 30, 2004. Before that, though, I'll have to remind you that these statements are made as of February 6, 2004, and indicate only the expectations of Jeff and the rest of the management as of this date. These statements supercede any and all previous statements made by the company regarding the matters addressed. These statements are forward-looking statements, which cannot be guaranteed and may prove to be wrong. This outlook is based upon various assumptions, which include but are not limited to the following: no material change in the products or services offered at our locations as of December 31, 2003, and no material or adverse results from any litigation or regulatory proceeding against the company, either currently existing or that may arise in the future.

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                   Having said that,  I think given the very strong  performance of our business during the first two quarters of our fiscal year, we are raising our revenue expectations, our revenue guidance for the full year from $235 million to $240 million; we're raising that to $238 million to $243 million, and our adjusted EBITDA from a range of $58 million to $60 million; we're raising that range to $60 million to $62 million. So again, we now expect full-year fiscal revenue of $238 million to $243 million; and EBITDA of $60 million to $62 million.

                   With that, we will be happy to take any questions.

Coordinator        Thank you.  We're now ready to begin the  question-and-answer session. One moment, please, for the first question.

                   Michelle Fragonetti of CSFB, you may ask your question.

M.Fragonetti       Good morning. I was hoping to get a little bit more detail on the check-cashing data by geography, similar to what you usually give out in your K.

D.Gayhardt         All right. You're looking for sort of face amounts and volume
                   -

M.Fragonetti       Exactly.  Just  trying  to strip  out the  domestic  from the
                   Canada and U.K. businesses.

D.Gayhardt         I'll give you the U.S.  business,  and I think from there you can get the foreign stuff. 2003 versus 2002 - again, this is second quarter - for the quarter, face amount of checks cashed, $333 million; $328 million in '03. Face amount of the average check, $343, '02; $361, '03. Average fee per check, $12 even in '02; $12.58 in '03. Average fee as a percent of face amount, 3.49% in both quarters; and number of checks cashed in thousands, 968 in '02; 910 in '03.

M.Fragonetti       You're seeing  improvements  to the trends.  Do you feel that you're expecting the number of checks to improve?

D.Gayhardt         I think what we'll start to see, as I think we're seeing,  is we'll see the average face - as I  mentioned,  if you look at the sort of absolute  number of people working and jobs being
                   worked,   there   is  some   improvement,   but  not  a  huge
                   improvement. But what you see first, and we are seeing, is the average face - the number of hours people are working. So people are getting overtime and they're getting extra hours in their check, and we're starting to see that, pretty good evidence of that, in most markets. Not all, but in most markets. Again, from kind of a comp basis, the trend line has improved from - I think it was down eight, five or six quarters ago, and it was about - comp revenues were down about one percent in the U.S. in the December quarter.

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                   We're  pleased  with the way that this quarter  started,  but again, this quarter has tax refund checks in it, and those can be affected by things the IRS does or doesn't do, so there's a little bit of a - call it a wild card, in the March quarter. But so far, we're pleased with the way this quarter has gone as well.

J.Weiss As we've mentioned, we think that we're somewhat of a leading indicator, and that our customers may lie outside the conventional job statistics, in that they are part-time or increased hourly-work increases, well before full-time jobs increase.

M.Fragonetti       All right.  Then,  just on your franchise plans for the U.S., do you have a sense of when that might hit up? You're targeting certain geographic areas first?

D.Gayhardt         Our plan is to - we're going  through  sort of the - slogging through  the  detail  of kind  of the  technical  details  of establishing a franchise business, and I think that our first
                   - and we have a  number  of  Canadian  franchisees  who  have expressed  some  interest in  participating  in the U.S. So I
                   think  that  in  some   respects,   it  might  be  driven  by
                   geographies   that  are  somewhat   closer  to  Canada,   the
                   Northwest, etc. I think we by and large want to be in the regions we're in now - the Southwest and the West - although the southeastern part of the U.S. is also very interesting.

M.Fragonetti       So probably  in the  initial  stuff,  just  fleshing  out the existing footprint more?

D.Gayhardt         I think that's  probably fair. Then also, I think I would add that looking at the major metropolitan areas in the Southeast as well, are also quite interesting. But in terms of where we go first, I think that may be sort of more an opportunistic - the answer to that question may be more sort of opportunistic than strategic.

M.Fragonetti       Then, the final  question:  Any update on regulatory  issues?
                   Any updates on litigation?

D.Gayhardt         We settled our - what did we call it, our -

J.Weiss            Administrative action.

D.Gayhardt         Our  dispute  with  our  -  or  administrative   action  with
                   Oklahoma, disagreement with the Consumer Credit Department in Oklahoma, in December. It was an immaterial event from a financial standpoint. Then, in Canada, we continue to have class action litigation against us there, but we believe we have meritorious defenses. It's probably too early to sort of estimate how long or the cost of that litigation.

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M.Fragonetti       Aside from  what's  existing,  is there  anything  new on the horizon?

D.Gayhardt         No, nothing that's threatened or pending. I think that by and large, we continue to believe that the regulatory environment
                   in  the  U.S.   will   continue   to  make   progress   on  a
                   state-by-state basis, and at the federal level, there's very little to speak of. Canada, we've talked about. The U.K. is a relatively stable environment from a regulatory standpoint.

M.Fragonetti       Great. Thanks so much.

D.Gayhardt         Sure.

Coordinator        Larry Clark of TCW, you may ask your question.

L.Clark Good morning. A couple of questions. Can you give us an idea of how many store closings you think you'll have for the rest of the year?

D.Gayhardt         We didn't  close any stores  during the December  quarter.  I think we have two or three relocations in the U.S. -

J.Weiss I think unless there were sort of a macro event, like a road closing or a mall fire, I don't think we have any anticipated closings for the balance of the fiscal year.

D.Gayhardt         Maybe a couple that come up, but nothing -

L.Clark            All right, de minimus.

D.Gayhardt         Nothing planned.

L.Clark Fine. Then, where were your franchises opened, between Canada and the U.K.? How was it split?

D.Gayhardt         We opened  six in  Canada,  and  eight in the  U.K.,  and the balance in the U.S.

L.Clark            What was the total opened in franchises?

D.Gayhardt         I think  we said we had - let me find my notes  here.  We had
                   17, total.

L.Clark            All  right.  So you  have  actually  opened  some in the U.S.
                   already.

D.Gayhardt         Well,  again,  when we say - that  includes  what we call our merchant processing business -

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L.Clark            Oh, okay, right, right.

D.Gayhardt         -- so that's  there.  We have not - it's our  expectation  we will be under contract with franchisees before the end of the fiscal year.

L.Clark            Okay, great.

D.Gayhardt         True franchisees, not merchant -

L.Clark I understand. I understand. Then, your corporate expense run rate, is $7.1 million a decent number to use for the back half, with the excess performance, or is that a little light?

D.Gayhardt         No,  I think  that's a good  number.  As I  mentioned,  if we continue to improve on an overall basis, there's a little more, and the variability there is probably just incentive comp.

L.Clark            Yes, but that means the EBITDA grows as well, so -

D.Gayhardt         Exactly, so there's -

L.Clark            -- it's a good problem to have.

D.Gayhardt         Right.

L.Clark In terms of check-cashing, I noticed - can you explain again why your net charge-offs as a percentage of revenue is higher than it was a year ago? I know it improved from last quarter, but I just can't remember what was going on there.

D.Gayhardt         Yes. Most of that relates to an issue we had in Canada, where the four or five large banks in Canada have kind of a cooperatively owned clearing system; and they went through some kind of a system change, and there was kind of a wholesale issue with checks being returned, not only to check-cashers, but to merchants in general; and it really impacted our ability to get checks out of the clearing system and into our collection system as quickly as we used to.

                   As you know, a lot of this stuff is a variance of two or three days. I think we've talked about a lot - we've done a lot of work in the U.S. to get checks into collections in three days as opposed to seven days, so that three or four days where you don't get the paper can make a big difference. By and large, that issue is past in Canada, and we'd expect that we'll - I would say we're still comfortable with where the losses are, kind of in the overall - we obviously would rather not see them go up, but I think they're still kind of in the - we'll call it the band of acceptability for us. But we do expect to see this issue abate in Canada, and we'll see that come down.

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L.Clark            Okay,  great.  Give us an idea roughly,  if you can - working capital was a pretty good use of funds for the first half. Generally as you grow, it's going to be a use of funds. But what, for modeling purposes, what kind of a range should we use for the full year as far as a use of working capital?

D.Gayhardt         I think if you look at the - remember, part of the - our loan portfolio stayed  relatively flat, but that mostly is because of this - we were  still  sort  of  transitioning  out of the
                   California  business.  I think that the loan portfolio should grow with the growth in loan revenue;  and the cash number on
                   our   balance   sheet   should   grow  with  the   growth  in
                   check-cashing.

L.Clark            Right.

D.Gayhardt         Beyond  that,  I think by and large we don't see  significant swings in the way - kind of call it the "other items." So if we're getting overall growth of, let's say, 15% total revenue growth, I think probably - again, on the cash side, we continue to do a little bit better job in sort of managing cash and in the way we fund our stores, so I would think probably you can use a couple of points lower than the revenue growth rate overall for working capital growth.

L.Clark So essentially, for the second half, the increase in loans and other receivables, that still will be a use of cash, but in the sense -

D.Gayhardt         That will be - and again, remember, that's also seasonal too, because the December - that may not grow between December and June, because December is kind of your high point in terms of your loan business, because people are borrowing for the holiday season.

L.Clark Another way to look at it is, as you generate free cash flow, you reinvest it in loans, essentially, because that's your business; so it's just a way of you redeploying free cash flow, by taking on loans on your balance sheet.

D.Gayhardt         That's right.

L.Clark            Thanks very much.

Coordinator        Chris Brown of Barclays, you may ask your question.

C.Brown Good morning, gentlemen. I wanted to know, going forward in this quarter, what is the max borrowing you expect on the revolver?

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D.Gayhardt         During this  quarter,  we would expect that our max borrowing would probably be - again, we had 15 (million) in December. It would probably be a little bit higher than that. I think the numbers are about 18 (million), as a kind of a peak projection during the quarter. That's really related to the cashing of income tax refund checks here and in Canada.

C.Brown Then, also, in trying to acquire stores, are you seeing much competition with some of your larger competitors, the publicly-listed competitors like Ace or people like that, to get the good stores? Is that having an impact at all?

D.Gayhardt         Well, obviously,  in the international  markets, we don't see much competition, and that's where we're focusing a certain significant percentage of the effort. I think domestically there are, in addition to Ace, there are probably a few other chains that are acquiring. But again, it's such a big business in the U.S., unless somebody had - and I don't think we're in the market for very, very large chains, and there are not that many to begin with. By and large, the smaller ones are going to be very kind of opportunistic deals that are done fairly quickly, so it's not an area where you would expect to see a lot of competition and bidding up of stuff.

J.Weiss            And in the U.S., it tends to be a relationship acquisition.

C.Brown            Okay, because -

J.Weiss And we haven't seen any movement in the multiples in the U.S., large or small, in the last decade.

C.Brown Okay, that's good. I guess relating to that, you haven't changed sort of your growth strategy as far as the number of stores that you intend to open going forward?

D.Gayhardt         No; I think our plan for this year  again is to open about 15 stores, company-owned stores. In some respects, I guess there's some balance between acquisitions, and if we were to do a few more acquisitions, we might - there are areas where we feel like we want to expand within a market; if we could do an acquisition, it would probably reduce the number of company-owned stores that we'll open. But I think again, we're comfortable with saying 15 for this year. Next year, we're still sort of in the planning stages for, and hope to give you some guidance on that maybe at the end of next quarter.

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C.Brown            Okay, thank you.

Coordinator        At this time, I have no further questions.

J.Weiss Thanks, everybody, for your time. Just to sum up, we are very pleased with the quarter. For what it's worth, as business people, our impression is that we're a leading indicator, and things are looking better than they have in previous quarters, and we thank you for your time and attention.

D.Gayhardt         Thanks.

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